EXHIBIT 5

                        [Letterhead of Thompson Hine LLP]

                                                          October 28, 2003

CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, New York 12601-4879

Ladies and Gentlemen:

      Reference is made to your Registration Statement on Form S-8 (the "Registration Statement") filed this date with the Securities and Exchange Commission under the Securities Act of 1933, relating to Deferred Compensation Obligations (the "Obligations") which may be offered pursuant to your Directors and Executives Deferred Compensation Plan ("Plan").

      We have made such review and investigation as we have deemed necessary for the purpose of this opinion. Based thereon, we are of the following opinions:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of New York.

2. The Obligations to be offered by the Company pursuant to the Plan, when issued or sold in accordance with the Plan, will be valid and binding unsecured obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting the enforcement of creditors rights or by general principles of equity.

      The opinions expressed above are limited to the laws of the State of New York.

      We hereby consent that this opinion be filed as an Exhibit to the Company's Registration Statement, and we further consent to the use of our name included in Part II, Item 5 of the Registration Statement.

                 Very truly yours,


                 /s/ THOMPSON HINE LLP
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                 THOMPSON HINE LLP